Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Braveheart Bio, Inc. 2025 Stock Option and Grant Plan, the Braveheart Bio, Inc. 2026 Stock Option and Incentive Plan and the Braveheart Bio, Inc. 2026 Employee Stock Purchase Plan of our report dated April 29, 2026 (except for the effects of the reverse stock split described in Note 12, as to which the date is July 29, 2026), with respect to the financial statements of Braveheart Bio, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-297456) and related Prospectus filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Mateo, California
August 6, 2026